UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	August 20, 2012

ACCELR8 TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

COLORADO
(State or other jurisdiction of incorporation)

0-11485	84-1072256
(Commission File Number)	(IRS Employer Identification No.)

7000 North Broadway, Building 3-307, Denver, CO	80221
(Address of principal executive offices)	(Zip Code)

(303) 863-8808
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Lease Agreement with Pima County

On August 20, 2012, Accelr8 Technology Corporation (the “Company”) entered into a Lease Agreement (“Lease”) with Pima County, a political subdivision of the State of Arizona (“Landlord”), pursuant to which the Company will lease approximately 15,096 square feet of office space located in Tucson, Arizona for a period of three years (the “Initial Term”), which may be extended by the Company for up to three additional one-year periods (each a “Renewal Term”). The Lease also provides that the Company has the option, with six months prior notice to Landlord, to lease either or both of two additional areas with an aggregate size of approximately 7,920 square feet.

Pursuant to the Lease, the Company agreed to: (i) pay rent equal to $9.25 per usuable square foot per year during the Initial Term and $19.80 per usuable square foot per year during any Renewal Term; (ii) relocate its corporate offices to the Tucson area and begin operations within 30 days of the date that the tenant improvements are substantially completed (the “Commencement Date”); and (iii) within 18 months of the Commencement Date, employ at least 30 individuals with a median salary of at least $70,000, which median salary must be maintained throughout the term of the Lease. If the Company fails to satisfy the condition described in clause (iii) of the preceding sentence, the rental rate under the Lease will be increased by a percentage that is twice the percentage by which the Company’s annual payroll has fallen short of the specified goal (subject to a cap equal to $19.80 per usuable square foot per year). The Lease also provides that Landlord will pay for tenant improvements (up to a cap of $1,400,000) as well as certain repairs, utilities and insurance.

Grant Agreement with Arizona Commerce Authority

On August 22, 2012, the Company entered into a Grant Agreement (the “Grant Agreement”) with the Arizona Commerce Authority, an agency of the State of Arizona (the “Authority”), pursuant to which the Authority will provide certain state and county sponsored incentives for the Company to relocate its corporate headquarters to, and expand its business within, the State of Arizona (the “Project”). Pursuant to the Grant Agreement, the Authority agreed to provide a total grant in the amount of $1,000,000 (the “Grant”) for the use by the Company in the advancement of the Project. The Grant is payable out of an escrow account (which is described below) in four installments, upon the achievement of the following milestones:

•	Milestone 1 – Relocation of Company’s operations and corporate headquarters to Arizona and creation of 15 Qualified Jobs (as defined below).

•	Milestone 2 – Creation of 30 Qualified Jobs (including Qualified Jobs under Milestone 1).

•	Milestone 3 – Creation of 40 Qualified Jobs (including Qualified Jobs under Milestones 1 and 2).

•	Milestone 4 – Creation of 65 Qualified Jobs (including Qualified Jobs under Milestones 1, 2 and 3) and capital investment of at least $4,520,000.

For purposes of the Grant Agreement, a “Qualified Job” is a job that is permanent, full-time, new to Arizona, and for which the Company pays average (across all Qualified Jobs identified by the Company in its discretion) annual wages of at least $63,000 and offers health insurance benefits and pays at least 65% of the premiums associated with such benefits. The amount of each installment payment will be determined in accordance with a formula specified in the Grant Agreement. The Grant Agreement also contains other customary provisions, including representations, warranties and covenants of both parties.

Also on August 22, 2012, the Company, the Authority, and Alliance Bank of Arizona, as escrow agent, entered into an Escrow Agreement, pursuant to which the Authority agreed to deposit the entire Grant (net of a $10,000 processing fee withheld by the Authority) in an escrow account until the Company’s achievement of the milestones set forth in the Grant Agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELR8 TECHNOLOGY CORPORATION
(Registrant)
Date: August 24, 2012
/s/ Lawrence Mehren
Lawrence Mehren
Chief Executive Officer